UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

NetSuite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100 San Mateo, California	94403-2511
(Address of principal executive offices)	(Zip Code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2013, NetSuite Inc. (“NetSuite” or the “Company”) entered into an amendment (the “Amendment”) to the ordering document (the “Ordering Document”) entered into with Oracle America, Inc. (“Oracle) on October 31, 2007.

The Ordering Document provides for a 48 month extension of a license from Oracle to NetSuite which permits NetSuite to download an unlimited number of certain perpetual licenses and a specified number of other perpetual licenses for Oracle database and application server software. The Amendment provides that the Company will pay a one-time fee of $13.1 million to extend the term of this license from May 31, 2014 to May 31, 2018. The Ordering Document also provides for technical support services. The Company will pay $2.4 million for the support services from February 28, 2013 to February 27, 2014. The Company may renew Oracle support services for four subsequent annual periods for a fee of $4.3 million per year. The support services to be provided to the Company by Oracle automatically renew unless the Company provides written notice of cancellation at least 60 days prior to the support renewal date.

The Company financed the fees due under the Amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2% per annum with payments scheduled over the term of the Amendment.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

10.1	Amendment Three to the Ordering Document between NetSuite Inc. and Oracle America, Inc. dated February 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSUITE INC.

Date: March 6, 2013	By:	/s/ Ron Gill
Ron Gill
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Amendment Three to the Ordering Document between NetSuite Inc. and Oracle America, Inc. dated February 28, 2013.